Exhibit 99.3
MEDTRONIC, INC.
Offer to Exchange
4.375% Senior Notes, Series B due 2010, and
4.750% Senior Notes, Series B due 2015
(collectively the “New Notes”)
for
4.375% Senior Notes due 2010, and
4.750% Senior Notes due 2015
(collectively the “Old Notes”)
THE EXCHANGE OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 6, 2006, UNLESS EXTENDED BY MEDTRONIC, INC.
December 6, 2005
To Our Clients:
      Enclosed for your consideration is a preliminary prospectus, dated December 6, 2005 (as amended or supplemented from time to time, the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) $2,000 in principal amount and integral amounts of $1,000 of 4.375% Senior Notes, Series B dues 2010 and 4.750% Senior Notes, Series B due 2015 (collectively the “New Notes”) for each $2,000 in principal amount and integral amounts of $1,000 of our 4.375% Senior Notes due 2010 and 4.750% Senior Notes due 2015 (collectively the “Old Notes”) held by the registered holders thereof (the “Holders”). An aggregate of up to $1,000,000,000 principal amount of New Notes will be exchanged for up to a like amount of Old Notes.
      Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Thus, holders of Old Notes whose Old Notes are accepted in the exchange offer will not received any payment in respect of accrued but unpaid distributions on those Old Notes through the date of consummation of the Exchange Offer. The New Notes will bear interest from the last payment date on which interest was paid on such Old Notes.
      This material is being forwarded to you as the beneficial owner of the Old Notes held by us for your account or benefit but not registered in your name. A tender of such Old Notes may only be made by us as the registered holder of record and pursuant to your instructions.
      Accordingly, we request instructions as to whether you wish us to tender on your behalf any or all of the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.
      Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer.
      The Exchange Offer will expire at midnight, New York City Time, on January 6, 2006, unless extended by the Company.
      Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date. New Notes will not be issuable in exchange for Old Notes so withdrawn. Any permitted withdrawal of Old Notes may not be rescinded, and any Old Notes properly withdrawn will afterwards be deemed not validly tendered for purposes of the Exchange Offer.

      Withdrawn Old Notes may, however, be re-tendered by again following one of the appropriate procedures described in the Offering Circular and in the Letter of Transmittal at any time before the Expiration Date.
      Your attention is directed to the following:

1. The Exchange Offer is subject to certain conditions set forth in the section titled “The Exchange Offer — Conditions to the Exchange Offer,” in the Preliminary Prospectus.

2. Any transfer taxes incident to the transfer of Old Notes from the holder to the Company will be paid by the Company, except as otherwise provided in Instructions in the Letter of Transmittal.

3. The Exchange Offer expires at midnight, New York City Time, on January 6, 2005, unless extended by the Company.
      If you wish to have us tender your Old Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Old Notes.

Very truly yours,

Medtronic, Inc.

INSTRUCTIONS WITH RESPECT TO
THE EXCHANGE OFFER
       The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by Medtronic, Inc. (the “Company”) with respect to the Old Notes of the Company. This will instruct you to tender the Old Notes indicated below (or, if no number is indicated below, all Old Notes) held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and related Letter of Transmittal.
4.375% Senior Notes due 2010
$                     (Amount to be tendered)
4.750% Senior Notes due 2015
$          (Amount to be tendered)
☐  Please do not tender any Old Notes held by you for any account.
Dated:

Signature(s):

Print name(s) here:

Print Address(es):

Area Code and Telephone Number(s):

Area Code and Facsimile Number(s):

Tax Identification or Social Security Number(s):

My Account Number(s) with you:

      None of the Old Notes held by us for your account will be tendered unless we receive written instructions from you to do so. After receipt of instructions to tender, we will tender all of the Old Notes held by us for your account unless we receive specific contrary instructions.

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